Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2025 (December 8, 2025, as to the effects of the reverse stock split described in Note 1 and Note 15), relating to the financial statements of Solidion Technology, Inc., appearing in the Annual Report on Form 10-K of Solidion Technology, Inc. for the year ended December 31, 2024, filed with the Securities and Exchange Commission on April 15, 2025, as revised by Registration Statement No. 333-293402 on Form S-1 of Solidion Technology, Inc. filed with the Securities and Exchange Commission on February 12, 2026, which retrospectively revised the financial statements for a reverse stock split.

/s/ Deloitte & Touche LLP

Dayton, Ohio
February 12, 2026